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                                                                    EXHIBIT 99.1


SAN FRANCISCO, Feb. 24 -- CNET today announced its intention to raise $150 million (excluding any over-allotments) through a Rule 144A offering of convertible subordinated notes. The notes will be convertible, at the option of the holder, into shares of CNET's common stock and will be non-callable for three years.

Proceeds from the Rule 144A offering will be used for general corporate purposes, acquisitions, capital expenditures and working capital.

The notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under such act.

About CNET

CNET, Inc. is at the leading edge of media companies, producing a branded Internet network and television programming for both targeted and general audiences. Online and on television, CNET is the leading authority on computers, the Internet and digital technologies. CNET television programming airs on USA Network, the Sci-Fi Channel and in national syndication, as well in 40 foreign countries. CNET effectively owns 40 percent of Snap, a search and navigation service for all Internet users, co-owned by NBC. CNET also owns approximately nine percent of Vignette Corporation, a manufacturer of premier Web publishing software, and approximately 16 percent of BuyDirect.com, an online software reseller which was recently purchased by Beyond.com.

This press release contains forward looking statements that are subject to significant risks and uncertainties. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward looking statements will prove to be correct. Important cautionary statements and risk factors that could cause actual results to differ materially from those reflected in the Company's forward looking statements are disclosed under the caption "Additional Factors that May Affect Future Results" in the Company's latest quarterly report on Form 10-Q and under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Outlook and Uncertainties" in the Company's latest annual report on Form 10-K, copies of which may be obtained from the Company.